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                                                                  Exhibit (d)1.3

                               LETTER AGREEMENT

Frank Russell Investment Management Company
P.O. Box 1591
Tacoma, WA  98401-1591

Dear Sirs:

This Letter Agreement relates to the Advisory Agreement between Frank Russell Investment Company and Frank Russell Investment Management Company dated January 1, 1999 ("Advisory Agreement"). Frank Russell Investment Company advises you that it is creating two new funds to be named the Select Growth Fund and the Select Value Fund and that each Fund desires Frank Russell Investment Management Company to provide advisory services to the Fund pursuant to the terms and conditions of the Advisory Agreement. Section 6A of the Advisory Agreement hereby includes each Fund, with an annual advisory fee of 0.80% of average daily net assets of the Select Growth Fund and 0.70% of average daily net assets of the Select Value Fund, payable as set forth in that Section.

Please indicate your acceptance of the amendment to the Advisory Agreement by executing the acceptance copy of this letter agreement and returning it to the undersigned.

Sincerely,

FRANK RUSSELL INVESTMENT COMPANY

By:____________________________
   Lynn L. Anderson
   President

Accepted this ___ day of __________, _______.

FRANK RUSSELL INVESTMENT MANAGEMENT COMPANY


By:____________________________
   Len P. Brennan
   President

Frank Russell Company agrees to provide consulting services without charge to FRIC upon the request of the Board of Trustees or Officers of the Trust, or upon the request of Advisor pursuant to Section 2(c).

                        FRANK RUSSELL COMPANY


                        By:___________________________________.
                         Michael J.A. Phillips, President